Exhibit 10(e)



                             THE VALSPAR CORPORATION
                           BOARD OF DIRECTORS MEETING
                                DECEMBER 11, 1996




Increase in Shares Reserved Under 1991 Stock Option Plan


WHEREAS, the Board of Directors adopted on December 12, 1990, and the stockholders ratified, The Valspar Corporation 1991 Stock Option Plan (the "Plan");

WHEREAS, prior to the date hereof, the Board had reserved 1,000,000 shares of Common Stock of the Corporation for grants of stock options under the Plan; and

WHEREAS, 150,972 shares remain in the reserve under the Plan, and the Board believes that an increase in shares reserved under the Plan is appropriate to accommodate anticipated future stock option grants under the Plan, in order to further the purposes of the Plan.

NOW, THEREFORE, BE IT RESOLVED, that the Plan be, and it hereby is, amended, subject to stockholder approval, to increase by 1,000,000 the number of shares reserved under the Plan for future stock option grants pursuant to the Plan.

FURTHER RESOLVED, that the proposed increase of 1,000,000 shares reserved under the Plan be submitted to the stockholders at their next annual meeting for approval.

FURTHER RESOLVED, that each of the following officers of the Corporation be authorized and empowered to execute and deliver on behalf of the Corporation a Registration Statement on Form S-8 covering the additional shares subject to the Plan, and to take any and all other actions deemed necessary or appropriate to further the purposes of the foregoing resolutions: Chairman of the Board, Chief Executive Officer, President, Vice President-Finance, Secretary and Treasurer.